UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 22, 2008 (October 22, 2008)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

A)    Execution of Term Loan Agreement

On October 22, 2008 (the “Effective Date”), GB Northtown, LLC, Glimcher Northtown Venture, LLC (together with GB Northtown, LLC, “Northtown”), and Glimcher Properties Limited Partnership (“GPLP”), each an affiliate of Glimcher Realty Trust (the “Registrant”), executed a Term Loan Agreement (the “Agreement”) with KeyBank National Association, as administrative agent and lead arranger (“Key”), U.S. Bank National Association, and Huntington National Bank (all collectively, the “Lenders”), under which Northtown will borrow Forty Million Dollars ($40,000,000) in the aggregate from the Lenders (the “Loan”).  Under the Agreement, Key and U.S. Bank National Association will each fund 37.5% of the Loan amount and Huntington National Bank will fund the remaining 25%.   The Loan is evidenced by a promissory note and secured by a first lien mortgage on Northtown Mall, a regional mall located in Blaine, MN (the “Mall”), and an assignment of the Mall’s leases and rents.

Under the Agreement, the maturity date for the Loan is October 21, 2011 (the “Maturity Date”), provided that Northtown shall have one (1) option to extend the Maturity Date by twelve (12) months (the “Term”).  Under the Agreement, Northtown may exercise its right to extend the Maturity Date if: (a) Northtown provides proper notice of its election; (b) no default has occurred and is continuing under the Agreement; (c) Northtown pays an extension fee equal to twenty-five (25) basis points (0.25%) of the outstanding amount under the Loan at the time of the extension; and (d) Northtown obtains a satisfactory updated independent appraisal of the Mall.  The initial interest rate for the Loan is LIBOR plus 3.00% per annum, but Northtown has executed an interest rate protection agreement to fix the Loan’s interest rate at 6.02% per annum for the initial three years of the Term. The Agreement requires Northtown to make periodic payments of interest on the amount outstanding under the Loan.  The Agreement also permits Northtown to make voluntarily prepayments of interest and principal in whole or in part prior to the end of the Term.  The Agreement contains default provisions customary for transactions of this nature.

Lenders, together with other financial institutions, serve as participating lenders on: (a) the construction loan agreement relating to the Registrant’s Scottsdale Quarter development disclosed by the Registrant in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 5, 2007 and included as an exhibit to Registrant’s Form 10-K for the period ended December 31, 2007 and (b) GPLP’s Amended and Restated Credit Agreement, dated December 14, 2006, and disclosed by the Registrant in a Current Report on Form 8-K filed with the SEC on December 18, 2006 and included as an exhibit to Registrant’s Form 10-K for the period ended December 31, 2006.

B)    Execution of Guaranty

In connection with the execution of the Agreement, GPLP executed a Limited Payment Guaranty for the benefit of the Lenders and dated as of the Effective Date (the “Guaranty”).  Under the Guaranty, GPLP provides a payment guaranty for Northtown’s obligations under the Agreement up to Twenty Million Dollars ($20,000,000) of the Loan amount, any unpaid interest, and costs (the “Repayment Guaranty”).  The Repayment Guaranty shall increase to the entire Loan amount if: (a) certain Mall anchor tenants are not open for business or occupying their respective spaces in the Mall and (b) Northtown is either unable to obtain a replacement anchor tenant(s) or fails to reduce the outstanding portion of the Loan to an amount equal to 60% of the “as is” value of the Mall based upon an updated independent appraisal. GPLP also executed a Non-Recourse Exception Guaranty for the benefit of the Lenders and dated as of the Effective Date under which GPLP provides a guaranty separate from the Repayment Guaranty for: (a) losses incurred by reason of fraud, misrepresentation, waste, misapplication of funds, bad faith, or certain breaches of the Agreement by Northtown and (b) all obligations, as the term is defined in the Agreement, of Northtown if Northtown files or is involuntarily placed into bankruptcy by GPLP, makes an assignment for the benefit of creditors, or appoints a receiver for any of its property.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: October 22, 2008	/s/ Mark E. Yale Mark E. Yale Executive Vice President, Chief Financial Officer and Treasurer